  FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

  ANNOUNCES

  EARNINGS AND

QUARTERLY DIVIDEND

April 23, 2009

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, today announced that the Company recorded a net loss for the three months ended March 31, 2009 of $(89,000), ($(.04) per diluted share), compared to net income of $223,000 ($.07 per diluted share) earned in the same period of 2008. The Company recorded a pre- and post-tax charge of $399,000 ( $(.16) per diluted share) during the quarter on the other-than-temporary impairment (OTTI) of its investment in the AMF Ultra-Short Mortgage Fund. This charge was made to recognize a further decline in the net asset value of the Fund. The Fund has invested in U.S. Government and agency securities, as well as private label mortgage-backed securities. Although management believes that most principal and interest payments will be received, general market concerns over these and similar types of securities has caused the fair value to decline severely enough to warrant an OTTI charge. Given the significant uncertainty and illiquidity in the markets for such securities, the Company cannot be certain that future impairment charges will not be required against this investment, which had a market value of $10.1 million at March 31, 2009.

The annualized return on assets for the quarter was (0.23)%,with an annualized return on equity of (1.29)%, compared to .66% and 2.60%, respectively, for the quarter ended March 31, 2008. Excluding the OTTI charge, net income for the quarter would have been $310,000, with an annualized return on assets of .81% and annualized return on equity of 4.48%. Despite the net loss for the quarter, Osage Federal Bank continues to be well-capitalized at March 31, 2009. The Bank had a core capital ratio in excess of 13% at March 31, 2009.

Net interest income for the quarter ended March 31, 2009 was $1.2 million, a $148,000, or 13.8%, increase from the same period in 2008. This increase mainly reflects the benefit of the Barnsdall State Bank (Barnsdall) acquisition on April 1, 2008, higher average loan balances, and improved interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. The Company took a $25,000 provision for loan losses during the current year quarter, due primarily to higher loan balances and changing economic conditions. There was no provision in the prior year quarter. Noninterest income for the quarter ended March 31, 2009 was $316,000, a $127,000, or 67.0%, increase from the quarter ended March 31, 2008, primarily due to gains on loan sales, which increased $119,000 for the quarter. These increases reflect higher loan volumes sold into the secondary market. Noninterest expense for the quarter ended March 31, 2009 was $1.4 million. Excluding the OTTI charge, noninterest expense was $987,000, an $87,000 or 9.6% increase over the same quarter last year. Compensation expense increased $52,000 due to additions to staff, including Barnsdall employees, as well as normal salary increases. Occupancy expenses increased $39,000 due to the addition of Barnsdall, computer maintenance, and remodeling of our Bartlesville location. FDIC insurance increased $20,000, reflecting the expiration of a credit received by many financial institutions in a prior year, as well as a higher deposit base. Data processing increased $13,000 because of technology upgrades and the addition of Barnsdall. Professional and SEC-related expenses decreased $40,000. The previous year quarter’s fees reflected the expenses for the Barnsdall acquisition, which were later capitalized, and costs for Sarbanes-Oxley (SOX 404) implementation.

Income taxes were $211,000 for the quarter ended March 31, 2009, an increase of $77,000 from the same period last year, because of a corresponding increase in pretax income excluding the OTTI charge, which is not currently deductible.

Net loss for the nine months ended March 31, 2009 was $(1.8) million ($(.68) per diluted share), compared to net income of $825,000 ($.25 per diluted share) earned in the same period of fiscal 2008. The Company recorded a pre- and post-tax charge of $2.6 million ($(.99) per diluted share) during the period on the OTTI of its investment in the AMF Ultra-Short Mortgage Fund. The return on assets for the period was (1.56)%, with a return on equity of (8.66)%, compared to .83% and 3.11%, respectively for the period ended March 31, 2008. Excluding the OTTI charge, net income for the period would have been $824,000, with a return on assets of .71% and return on equity of 3.92%.

Net interest income for the nine months ended March 31, 2009 was $3.7 million, increasing $414,000, or 12.6% from the same period last year. This increase mainly reflects the benefit of the Barnsdall acquisition on April 1, 2008, higher average loan balances, and improved interest rate spread. The Company recorded a $50,000 provision for loan losses during the period ended March 31, 2009. There was no provision taken in the prior year period. Noninterest income for the current period was $736,000, a $178,000 or 32.0% increase over the same period last year. Gains on sales of loans were up $131,000 due to higher loan volumes sold, and service charges on deposit accounts increased $22,000, mostly due to the Barnsdall acquisition. Interchange income and mortgage loan servicing fees increased $11,000 and $9,000, respectively, during the same period. Noninterest expense for the period ended March 31, 2009 was $5.7 million. Excluding the OTTI charge, noninterest expense was $3.1 million, a $552,000 or 21.7% increase over the same period last year. Compensation expense increased $329,000 principally due to additions to staff, including the Barnsdall employees, as well as normal salary increases, higher costs of stock incentive plans, and medical insurance costs. Occupancy expense increased $115,000 mostly as a result of the Bartlesville branch renovation, computer maintenance, and the addition of the Barnsdall branch. FDIC insurance increased $42,000, reflecting the expiration of a credit received by many financial institutions in a prior year, as well as a higher deposit base. Data processing increased $38,000 because of technology upgrades and the addition of Barnsdall.

Income taxes were $468,000 for the period ended March 31, 2009, a decrease of $9,000 over the same period last year, because of a slight decrease in pretax income which excludes the OTTI charge.

Total assets increased $1.7 million from June 30, 2008, and as of March 31, 2009 were $158.4 million, reflecting an increase in federal funds sold and deposits with banks, partially offset by paydowns in both available-for-sale and held-to-maturity securities and a slight decrease in loans.

Loans receivable totaled $104.3 million as of March 31, 2009, a decrease of $1.7 million from June 30, 2008. The decrease was principally due to refinancing of one- to four-family loans, many of which were sold in the secondary market. The Company’s asset quality ratios remain strong. Non-performing loans represented .38% of total loans at March 31, 2009, compared to .02% as of March 31, 2008. The allowance for loan losses at March 31, 2009 was $453,000, and represented .43% of total loans. Net charge-offs for the nine months ended March 31, 2009 were $27,000 compared to $9,000 in 2008. Deposits increased by $7.0 million, or 6.8%, from June 30, 2008 to $109.4 million as of March 31, 2009, due to higher municipal deposits. Federal Home Loan Bank advances totaled $21.9 million, a $578,000 increase from June 30, 2008.

Stockholders’ equity decreased $5.8 million from June 30, 2008 to $24.8 million as of March 31, 2009. This decrease in stockholders’ equity was primarily due to the buyback of 444,613 shares ($3.6 million) of the Company’s common stock. The net loss for the period ended March 31, 2009 decreased equity by $1.8 million. In addition, the Company paid regular cash dividends of $724,000 (net of restricted stock dividends) during the period.

The Company also announced that its Board of Directors had declared its tenth quarterly cash dividend of $.085 per share, payable May 19, 2009 to stockholders of record as of May 5, 2009. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On April 1, 2008, the Company’s wholly owned subsidiary, Osage Federal Bank, completed its acquisition of Barnsdall State Bank. Barnsdall State Bank had assets of $12.2 million and equity of $1.7 million at March 31, 2008. The results of this purchase are included in the Company’s financial statements beginning in the quarter ended June 30, 2008 .

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith
Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300